Exhibit 99.1
NEWS FROM

For more information contact:	For media inquiries:
Patricia K. Moore	David P. Garino
Director, Investor Relations	(314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

ESCO REPORTS FISCAL 2009 RESULTS AND
ANNOUNCES INITIATION OF QUARTERLY CASH DIVIDEND

ST. LOUIS, November 12, 2009 – ESCO Technologies Inc. (NYSE: ESE) today reported its operating results for the fourth quarter and fiscal year ended September 30, 2009, and announced that its Board of Directors has voted to initiate a quarterly cash dividend payable at an annual rate of $0.32 per share. The first quarterly dividend of $0.08 per share will be paid on January 19, 2010 to stockholders of record as of January 4, 2010.
Vic Richey, Chairman and Chief Executive Officer, commented, “The announcement today of the initiation of a cash dividend reflects the confidence that the Board of Directors and Management have in our long-term growth opportunities and financial strength. We are pleased to return a portion of our profits to our shareholders, while at the same time, maintaining our emphasis on investing in new products that will support our growth, meeting our anticipated capital requirements, and paying down our remaining debt.”

2009 Highlights

•	EPS from Continuing Operations was $0.82 in the fourth quarter and $1.86 for the year.
•	Favorable settlement of uncertain tax positions in the 2009 fourth quarter positively affected EPS for the quarter and the full year by $0.19.
•	Cash from operations was $40.5 million in the quarter, and $77.6 million for the year.
•	As a result of the strong cash flow, net debt outstanding decreased 34 percent to $130.6 million at September 30, 2009, reflecting a leverage ratio of 1.86x.
•	Entered orders of $180.2 million were recorded in the fourth quarter and $634.0 million for the year, which resulted in book-to-bill ratios greater than 1.0x, respectively.
•	Firm order backlog increased during the quarter and the fiscal year to an all-time high.

Operating Results

The following table presents EPS for the fourth quarters and fiscal years ended September 30:
Fourth Quarter:	2009	2008
EPS – Continuing Operations	$0.82	0.75
EPS – Discontinued Operations	$0.00	0.18
EPS	$0.82	0.93

Total Year:
EPS – Continuing Operations	$1.86	1.81
EPS – Discontinued Operations	$0.00	(0.03)
EPS	$1.86	1.78

EPS is presented from “Continuing Operations” and “Discontinued Operations.” Discontinued Operations represent the results of Comtrak which was sold in March 2009 and Filtertek which was sold in November 2007 (first quarter of fiscal 2008).

Effective Tax Rate

In September 2009, U.S. tax authorities completed their regular examination of certain previously filed tax returns. The completion of this examination substantiated the Company’s positions on previously uncertain tax areas and enabled Management to reassess its measurement of the related tax liabilities. The closure of this examination resulted in a $5.0 million favorable adjustment to the 2009 fourth quarter tax provision, which significantly reduced the effective tax rate for the quarter and the year. Included in the examination results was the confirmation of the Company’s tax position for the deduction of losses realized on the disposition of a portion of the MicroSep business in 2004.
The effective tax rates were 8.5 percent and 35.1 percent in the fourth quarters of 2009 and 2008, respectively, and 22.0 percent and 33.3 percent for the fiscal years 2009 and 2008, respectively. The favorable tax rates in all of the comparable periods noted were the result of varying degrees of income tax benefits and credits realized in the respective periods.

Cash Flow

Cash flow from operating activities generated $40.5 million during the 2009 fourth quarter and $77.6 million for the full year. As a result of this strong cash flow, net debt outstanding was reduced to $130.6 million at September 30, 2009 reflecting a favorable leverage ratio of 1.86x.

Entered Orders

Entered orders in the 2009 fourth quarter were $180.2 million, reflecting a book-to-bill ratio of 106 percent, and for the full year, entered orders were $634.0 million, or 102 percent of sales.
Order Highlights Include:
•	Fourth quarter Aclara RF AMI gas products with PG&E were $6.5 million, bringing total PG&E gas project orders to 3.5 million units and $199 million to date.
•	Aclara RF AMI water products with New York City were $4.9 million in the fourth quarter, bringing the total project to 493,000 units and $39.1 million to date.
•	Aclara PLS AMI products in the fourth quarter were $35.2 million, bringing total year orders to $123.8 million, up from $121.6 million in 2008.
•	Aclara PLS orders from COOPs and Munis were $87.9 million in 2009 compared to $82.1 million in 2008. Fiscal 2009 includes $5.4 million of load control / demand response devices.
•	VACCO multi-year fluid flow product orders for the Navy’s Virginia Class submarine were $32.2 million during the fourth quarter.
•	TekPackaging orders for Thermoscan® ear thermometer probe covers were $11.7 million during the fourth quarter.

Chairman’s Commentary

Mr. Richey further commented, “I am extremely pleased with our 2009 operating results. Given the state of today’s challenging global economy, being able to generate nearly $78 million of cash flow from operations, and to increase our firm order backlog to an all time high was very satisfying. This positive outcome was due to the extraordinary efforts of our dedicated Management teams across the organization. As a result of these efforts and in spite of softness in several of our end markets, we were able to achieve the majority of our internal operating goals.
“Our Aclara group continues to gain momentum, and our ongoing investments in new products and advanced technologies continue to solidify our market position in the fast growing Smart Grid area. The recent announcement of our development of the Aclara Smart Communications Network solution, which is a revolutionary, high-bandwidth, high-speed, wide area network for utility customers, is further evidence of our commitment to expand our position as a leading provider of next generation technologies for the Smart Grid.
“Like others in the AMI market, during 2009 we experienced delays of some expected orders and sales as a result of the uncertainty surrounding the government’s Stimulus Program. Several of our customers who participated in the Grant Program delayed placing orders and taking deliveries until the DOE announced the selection results. The customers’ goal was to maximize the impact of the available grant money, and with this uncertainty now resolved, we fully expect to see a meaningful amount of progress. Based on the grant recipients identified, and with our participation in many of these projects being finalized, our confidence in the future remains high.
“Strategically, we are maintaining our focus on creating significant growth, and we will continue to focus our R&D and engineering spending toward new product development initiatives in the domestic AMI / Smart Grid area, as well as expanding our position in the international AMI market.
“We are making substantial progress with a number of large AMI projects and customers in our international pipeline, and we are enthused with our near-term order prospects in South America, Mexico and Asia. As these international projects begin to deploy Aclara products, we expect they will be a significant contributor to our multi-year growth outlook.
“While I am very enthusiastic about the significant number of opportunities in front of us currently, the ongoing uncertainties of today’s economy, the delays associated with the Stimulus Program, and the timing of other customers finalizing their AMI deployment schedules have caused us to have a more conservative perspective as we address fiscal 2010. As discussed in the Business Outlook section of this release, we are taking a cautious approach to our near-term outlook and expectations to reflect these uncertainties.
“I am confident that given our new products currently being introduced, the strength and size of our domestic and international business prospects, and acquisition opportunities that are currently under review, we are well positioned for the future.”

Sales

Fourth quarter sales were $169.4 million in 2009 compared to $192.5 million in 2008, and total year sales were $619.1 million in 2009 compared to $613.6 million in 2008. As noted in earlier releases, fiscal year 2008 sales included $31.3 million of revenue recognized that had been deferred from prior periods related to Aclara PLS deliveries to PG&E. Excluding the PG&E deferred revenue recognized in 2008, fiscal 2009 sales increased $36.8 million, or 6.3 percent.
Utility Solutions Group (USG) fourth quarter sales decreased $11.3 million in 2009 compared to the 2008 fourth quarter, but increased $21.3 million for the full year. Absent the $31.3 million PG&E / PLS deferred revenue in 2008 noted above, fiscal 2009 sales increased $52.6 million, or 16.4 percent from the prior year. The USG sales increase for the total year was primarily driven by significantly higher deliveries of fixed network RF AMI gas products to PG&E; continued increases in AMI water product deliveries; and higher sales at Aclara Software. Additionally, having Doble for 12 months in 2009 versus 10 months in 2008 contributed an additional $9.9 million of sales.
Test sales in 2009 decreased in the fourth quarter and full year primarily due to the timing of large chamber deliveries to the international wireless and electronics end-markets.
Filtration sales in 2009 decreased in the fourth quarter and total year as sales increases in the defense aerospace and space product lines at VACCO were offset by lower commercial aerospace product deliveries at PTI.

Earnings Before Interest and Taxes (EBIT)

On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales (“EBIT margin”) during the fourth quarter and fiscal year 2009 included the following:
In the USG segment, EBIT for the 2009 fourth quarter was $22.6 million compared to 2008’s fourth quarter EBIT of $24.4 million (which includes $6.5 million of profit related to the fourth quarter PG&E / PLS sales deferral noted above). USG’s EBIT was impacted by the significant increases in sales of RF AMI products and Aclara Software, offset by lower sales of PLS AMI products (PG&E related) and lower Doble hardware sales. The RF AMI business contributed the largest increase to EBIT during 2009 as a result of the significant sales increases noted above.
The 2009 USG EBIT was negatively impacted by approximately $2.3 million or $0.07 per share of exit and relocation costs at Aclara RF related to the relocation of its operations from three leased facilities to a single, newer, more efficient leased facility. These costs primarily related to the noncash write-off of leasehold improvements, vacant facility charges, and moving costs.
Additionally, the 2009 USG EBIT comparison was significantly impacted by the 2008 EBIT contribution of $15 million ($8.5 million in the first quarter of 2008, and $6.5 million in the fourth quarter of 2008) associated with the PG&E / PLS deferred revenue recognized in 2008.
In the Test segment, EBIT dollars and EBIT margins were lower in the 2009 fourth quarter due to the lower sales volume, but higher for the year in 2009 due to favorable changes in sales mix and effective cost management throughout the organization.
In the Filtration segment, EBIT dollars decreased in 2009 due to lower sales of high-margin commercial aerospace products, an increase in research and development costs, and higher bid and proposal costs incurred in the pursuit of a significant number of Space related projects. For the fourth quarter of 2009, Filtration’s EBIT margins were consistent with prior year on lower sales due to stringent cost management across the segment.
Corporate operating costs were higher in 2009 due to higher amortization expenses related to recent acquisitions that included identifiable intangible assets, higher stock compensation expenses and higher professional fees.
Business Outlook

Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

TWACS NG Software Update

In October 2009, Management formally re-evaluated the expected remaining useful life of its TWACS NG software based on the significant amount of international AMI opportunities currently under evaluation. As a result, Management determined it has 10-plus years of projected AMI revenues and profits expected to be generated using this advanced software platform. Therefore, beginning in 2010, the Company will amortize the remaining TWACS NG asset value of $44 million over its minimum expected remaining life of 10 years.

FY 2010 versus 2009

During 2010, Management anticipates gas AMI product deliveries to PG&E will be significantly lower than the quantities delivered in 2009 as the contract is entering the latter stages of its deployment. The current outlook for 2010 PG&E gas product sales is expected to be approximately $40 million, coming off its peak of $98 million in 2009.
On the positive side, a number of domestic and international projects across the Company will show meaningful increases in sales and EBIT in 2010, which will contribute significantly toward offsetting the PG&E decrease. Additionally, a number of cost reduction initiatives and operating improvements implemented across the Company will help to mitigate the PG&E-driven EBIT decrease.
As a result, Management expects 2010 consolidated revenues to decrease approximately three to five percent and EBIT to decline marginally compared to 2009. In addition, the 2010 effective tax rate is projected to be more normalized at 38 percent, as Management does not expect to realize the same amount of tax benefits and credits during 2010 as were realized in 2009.
Given the PG&E project wind-down and higher effective tax rate, Management expects EPS to be lower in 2010 compared to 2009. On a quarterly basis, Management expects 2010 revenues and EPS to be heavily “second half” weighted as they were in 2009 and 2008. Regarding the 2010 first quarter, because of the delays caused by the Stimulus Program funding that is impacting the timing of customer orders and delivery schedules, and continued investments in engineering and new product development, Management expects 2010 first quarter EPS to be generally breakeven.
The Company continues to be actively engaged in several large domestic and international projects across all three operating segments that have the ability to favorably impact EPS in 2010 and beyond.
Management has decided to defer providing specific 2010 guidance due to the significant size and uncertain timing of the numerous projects in which the Company is currently engaged. Combined with the impact of the global economic recovery, Management believes the specific financial impact and timing of these large projects will be more quantifiable in the future, and therefore believes it is prudent to defer providing specific EPS guidance at this time.

Chairman’s Commentary – Wrap-Up

Mr. Richey concluded, “We have a sizeable amount of specific, identifiable growth opportunities that should manifest themselves into orders and sales in varying degrees throughout fiscal 2010. Some of these opportunities are on projects where we have already been selected, and others are opportunities where we view ourselves as the front-runner in the selection process. I expect 2010 to be a year of significant activity as many of these projects materialize and firmly set us up for meaningful growth in sales and earnings over the next few years and beyond. I remain very optimistic about our current business prospects both domestically and internationally. Through our disciplined planning process and management oversight, I am confident that we have sufficient opportunities and the appropriate contingencies in place to allow us to execute our strategic plan. Our commitment remains the same, to achieve our long-term goal of increasing shareholder value.”

Conference Call

The Company will host a conference call today, November 12, at 4 p.m. Central Time, to discuss the Company’s fourth quarter and fiscal year 2009 operating results.  A live audio webcast will be available on the Company’s web site at www.escotechnologies.com.  Please access the web site at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 4610995).

Forward-Looking Statements

Statements in this press release regarding the likelihood, timing and size of potential projects and contracts which the Company may receive or participate in, amounts and timing of fiscal 2010 future revenues, results, earnings, EPS, AMI customers’ responses to the availability of Grant Program funds, sales growth, orders, growth, the success in capturing international AMI opportunities, increased market share in the Smart Grid area, success of new products and technologies, the timing and certainty of utility customer spending, the long-term success of the Company, and any other written or oral statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.  Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008; the effect of the American Recovery and Reinvestment Act of 2009; the success of the Company’s competitors; changes in Federal or State energy laws; the timing and content of purchase order releases under the Company’s AMI contracts with PG&E; the Company’s successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company’s international operations; material changes in the costs of certain raw materials including steel and copper; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; and the Company’s successful execution of internal operating plans.
ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company’s web site at www.escotechnologies.com.

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008

Net Sales	$169,449	192,543
Cost and Expenses:
Cost of sales	99,471	116,093
SG&A	38,239	38,442
Amortization of intangible assets	4,835	4,667
Interest expense	1,489	2,707
Other expenses, net	1,620	(3)
Total costs and expenses	145,654	161,906

Earnings before income taxes	23,795	30,637
Income taxes	2,028	10,764

Net earnings from continuing operations	21,767	19,873

Earnings from discontinued operations, net of tax benefit of $4,508	-	4,632

Net earnings	$21,767	24,505

Earnings per share:
Basic
Continuing operations	0.83	0.76
Discontinued operations	-	0.18
Net earnings	$0.83	0.94

Diluted
Continuing operations	0.82	0.75
Discontinued operations	-	0.18
Net earnings	$0.82	0.93

Average common shares O/S:
Basic	26,332	26,052
Diluted	26,652	26,452

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Year Ended September 30, 2009	Year Ended September 30, 2008

Net Sales	$619,064	613,566
Cost and Expenses:
Cost of sales	372,351	367,951
SG&A	152,397	147,324
Amortization of intangible assets	19,214	17,044
Interest expense	7,450	9,808
Other expenses, net	4,480	161
Total costs and expenses	555,892	542,288

Earnings before income taxes	63,172	71,278
Income taxes	13,867	23,709

Net earnings from continuing operations	49,305	47,569

Earnings (loss) from discontinued operations, net of tax of $568 and $229, respectively	135	(282)
Loss on sale from discontinued operations, net of tax of $905 and $157, respectively	(32)	(576)

Net earnings (loss) from discontinued operations	103	(858)

Net earnings	$49,408	46,711

Earnings per share:
Basic
Continuing operations	1.88	1.84
Discontinued operations	-	(0.04)
Net earnings	$1.88	1.80

Diluted
Continuing operations	1.86	1.81
Discontinued operations	-	(0.03)
Net earnings	$1.86	1.78

Average common shares O/S:
Basic	26,216	25,909
Diluted	26,560	26,315

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Business Segment Information (Unaudited) (Dollars in thousands)

	Three Months Ended September 30,				Year Ended September 30,
	2009		2008		2009		2008

Net Sales
Utility Solutions Group	$100,621		111,883		374,001		352,654
Test	40,035		46,171		138,345		144,770
Filtration	28,793		34,489		106,718		116,142
Totals	$169,449		192,543		619,064		613,566

EBIT
Utility Solutions Group	$22,617		24,412		62,468		66,559
Test	3,752		6,351		14,134		13,877
Filtration	6,129		7,417		18,056		21,195
Corporate	(7,214)	(1)	(4,836)	(2)	(24,036)	(3)	(20,545)	(4)
Consolidated EBIT	25,284		33,344		70,622		81,086
Less: Interest expense	(1,489)		(2,707)		(7,450)		(9,808)
Earnings before income taxes	$23,795		30,637		63,172		71,278

Note:Depreciation and amortization expense was $7.6 million and $7.6 million for the quarters ended September 30, 2009 and 2008, respectively, and $30.3 million and $27.1 million for the years ended September 30, 2009 and 2008, respectively.

(1) Includes $1.2 million of amortization of acquired intangible assets.
(2) Includes $1.2 million of amortization of acquired intangible assets.
(3) Includes $4.7 million of amortization of acquired intangible assets.
(4) Includes $4.2 million of amortization of acquired intangible assets.

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (Dollars in thousands)

	September 30, 2009	September 30, 2008

Assets
Cash and cash equivalents	$44,630	28,667
Accounts receivable, net	108,620	134,710
Costs and estimated earnings on long-term contracts	10,758	9,095
Inventories	82,020	65,019
Current portion of deferred tax assets	20,417	15,368
Other current assets	13,750	14,888
Current assets from discontinued operations	-	2,889
Total current assets	280,195	270,636

Property, plant and equipment, net	69,543	72,353
Goodwill	330,719	328,878
Intangible assets, net	221,600	236,192
Other assets	21,630	17,665
Other assets from discontinued operations	-	2,349
	$923,687	928,073

Liabilities and Shareholders’ Equity
Short-term borrowings and current maturities of long-term debt	$50,000	50,000
Accounts payable	47,218	48,982
Current portion of deferred revenue	20,215	18,226
Other current liabilities	46,552	49,934
Current liabilities from discontinued operations	-	1,541
Total current liabilities	163,985	168,683
Deferred tax liabilities	78,471	83,515
Other liabilities	33,424	23,988
Long-term debt	130,467	183,650
Shareholders’ equity	517,340	468,237
	$923,687	928,073

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited) (Dollars in thousands)

Year Ended September 30, 2009
Cash flows from operating activities:
Net earnings	$49,408
Adjustments to reconcile net earnings to net cash provided by operating activities
Net earnings from discontinued operations	(103)
Depreciation and amortization	30,267
Stock compensation expense	4,866
Changes in current assets and liabilities	1,566
Effect of deferred taxes	(2,543)
Change in deferred revenue and costs, net	1,781
Pension contributions	(1,997)
Change in other long-term tax liabilities	(5,700)
Other	(71)
Net cash provided by operating activities – continuing operations	77,474
Net cash provided by operating activities – discontinued operations	142
Net cash provided by operating activities	77,616

Cash flows from investing activities:
Acquisition of businesses	(6,442)
Additions to capitalized software	(5,004)
Change in acquisition escrow	2,189
Capital expenditures	(9,255)
Net cash used by investing activities – continuing operations	(18,512)
Proceeds from divestiture of business, net – discontinued operations	3,100
Net cash used by investing activities	(15,412)

Cash flows from financing activities:
Proceeds from long-term debt	32,000
Principal payments on long-term debt	(85,183)
Proceeds from exercise of stock options	6,621
Other	1,029
Net cash used by financing activities	(45,533)

Effect of exchange rate changes on cash and cash equivalents	(708)

Net increase in cash and cash equivalents	15,963
Cash and cash equivalents, beginning of period	28,667
Cash and cash equivalents, end of period	$44,630
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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Other Selected Financial Data (Unaudited) (Dollars in thousands)

Backlog And Entered Orders – Q4 FY 2009	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 6/30/09 continuing opers	$155,532	60,249	72,832	288,613
Entered Orders	77,465	34,026	68,716	180,207
Sales	(100,621)	(40,035)	(28,793)	(169,449)
Ending Backlog – 9/30/09	$132,376	54,240	112,755	299,371

Backlog And Entered Orders – FY 2009	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 9/30/08 continuing opers	$143,170	69,823	71,463	284,456
Entered Orders	363,207	122,762	148,010	633,979
Sales	(374,001)	(138,345)	(106,718)	(619,064)
Ending Backlog – 9/30/09	$132,376	54,240	112,755	299,371

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